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                         Encompass Services Corporation
                (Name of Registrant as Specified in Its Charter)

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[Logo Appears Here]
                                                  Encompass Services Corporation
                                                  3 Greenway Plaza, Suite 2000
                                                  Houston, Texas 77046
                                                  Phone: 713-860-0100
                                                  Fax: 713-960-8036
                                                  encompass.com

News Release

                          ENCOMPASS ANNOUNCES PLAN FOR
                    COMPREHENSIVE FINANCIAL RESTRUCTURING TO
                   STRENGTHEN THE COMPANY'S FINANCIAL POSITION

                    CANCELS SPECIAL SHAREHOLDERS' MEETING AND
                           TERMINATES RIGHTS OFFERING

HOUSTON, October 14, 2002 - Encompass Services Corporation (Pink Sheets: ESVN) announced today that it is proposing a financial restructuring plan designed to strengthen the Company's financial condition. The Company will solicit approval of its restructuring plan from its creditors.

The Company also announced today that it has cancelled its Special Meeting of Shareholders, originally scheduled for October 15, 2002, and terminated its previously announced Rights Offering. The Company said it will file a request with the Securities and Exchange Commission (SEC) to withdraw the related Registration Statement.

"With the proposed restructuring, we are pursuing a significant improvement to our capital structure and substantially strengthening our business prospects," said Joe Ivey, President and Chief Executive Officer of Encompass. "This plan, if approved, will significantly reduce our total debt and improve our financial flexibility. Moving forward quickly with this plan should provide Encompass and our stakeholders with the best prospects for realizing the value of the business."

The proposed financial restructuring plan would eliminate all of the Company's subordinated debt, all of its mandatorily redeemable preferred stock, and a significant portion of its senior debt. It would significantly reduce annual cash interest payments and eliminate dividend obligations.

Ivey continued, "We believe that this restructuring plan, if approved, will allow the Company to operate its business in the ordinary course, with minimal disruption to our customers, suppliers and employees, and will provide the company with the opportunity to reach its full potential."

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Terms of the Proposed Restructuring

The key components of the Company's proposed restructuring plan include:

     (i) Trade claims to the Company's vendors would be paid in the ordinary course, consistent with the Company's normal business practices and current credit terms;

     (ii) The Company's senior secured lenders would restructure a portion of their loans into a new $200 million term loan and exchange the remaining amount for 80% of new Common Stock;

     (iii) The Company's 10 1/2% Senior Subordinated Notes due 2009 would be exchanged for 20% of new Common Stock;

     (iv) The Company's Junior Subordinated Notes, mandatorily redeemable convertible preferred stock, common stock and all outstanding options and warrants would be cancelled and current holders would receive no value in exchange therefore.

If its solicitation is successful, Encompass intends to implement the restructuring transaction through a "pre-packaged" Chapter 11 filing in order to complete its restructuring in an expedient manner. The proposal contemplates a debtor-in-possession loan facility for the Company during the Chapter 11 proceeding. Upon completion of the proposed restructuring, the Company expects to receive a new revolving credit facility to fund general corporate purposes and working capital needs, including the issuance of letters of credit.

Although the Company has not received any indication of support from its creditors for the proposed restructuring, it believes this expedited restructuring process will preserve the most value for its creditors and other constituencies, if approved. The Company stated that in the event it does not receive the support required from its creditors to implement this plan, it would explore alternate courses of action to preserve the value of the Company. The Company intends to commence the solicitation of approvals of the proposed plan shortly. The solicitation of approvals would expire 30 days after commencement.

Status of Senior Lender Waiver

The Company also said that the waiver it received from its senior lenders relieving it from compliance with the financial covenants contained in its senior credit facility will expire on October 15, 2002. With the termination of the Company's Rights Offering, the Company will not make a $31 million principal payment on its senior debt due October 15, 2002. The Company does not expect to receive a new waiver before the expiration of its existing waiver.

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About Encompass Services Corporation

Encompass Services Corporation is one of the nation's largest providers of facilities systems and services. Encompass provides electrical technologies, mechanical services and cleaning systems to commercial, industrial and residential customers nationwide. Additional information and press releases about Encompass are available on the Company's web site at www.encompass.com http://www.encompass.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company's results to differ materially from current expectations include: failure of the Company's senior lenders, bondholders or other constituencies to approve the proposed restructuring plan; failure of the Company's surety providers to continue to provide bonds; failure by the Company's vendors to maintain existing credit terms; the level of demand for its services by multi-site customers; the level of interest rates, which affects demand for the Company's services and its interest expense; the potential impact of any acquisition, disposition, merger, joint venture or any other significant financial transactions that could occur in the future; working capital requirements; general economic conditions; as well as other factors listed in the Company's Form 10-K for the year ended December 31, 2001, as amended, and its most recent Form 10-Q.

Contacts:
Derron Slonecker / Barry Silbert
Houlihan Lokey Howard Zukin Capital
212-497-4100

For Media:
Andy Brimmer / Laura Smith
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

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